                                                                    EXHIBIT 10.6


                            ASSET PURCHASE AGREEMENT

                            Dated as of May 25, 2001

                                  by and among

                                  PFSWEB, INC.,

                       PRIORITY FULFILLMENT SERVICES, INC.

                                 DAISYTEK, INC.

                                       and

                       DAISYTEK INTERNATIONAL CORPORATION

SCHEDULE
2.1A               Assets
2.1B               Excluded Assets
2.2                Assumed Liabilities
2.4                Employees to Whom Seller May Offer Employment
2.4(c)             Wages of Transferring Employees and Assumed Employee Expenses
3.2                Cash Payment Adjustments
3.3                Allocation of Purchase Price
3.5                Proration of Taxes
3.6                Proration of Utilities
3.8                Required Consents
4.2                Authority - Non-contravention
4.3                Leased Real Property
4.4                Personal Property
4.6                Material Permits
4.9                Contract Defaults
4.13               Benefit Plans
4.14               Employees
4.15               Consents
4.16               Insurance
4.17               Contested Taxes
4.21               Guaranteed Agreements
5.3                Purchaser Consents Required
7.2                IBM Agreements
12                 Ongoing Expenses
14.1               Expenses

EXHIBITS
A                  Bill of Sale and Assignment
B                  Assumption Agreement
C                  Termination Agreement
D                  Transition Agreement
E                  Private Letter Ruling

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 25th day of May, 2001, by and among Priority Fulfillment Services, Inc., a Delaware corporation with its principal offices at 500 North Central Expressway, Plano, Texas 75074 ("Seller"), PFSweb, Inc., a Delaware corporation with its principal offices at 500 North Central Expressway, Plano, Texas 75074 ("PFSweb"), Daisytek, Inc., a Delaware corporation with its principal offices at 1025 Central Expressway South, Suite 200, Allen, Texas 75013 ("Purchaser"), and Daisytek International Corporation, a Delaware corporation with its principal offices at 1025 Central Expressway South, Suite 200, Allen, Texas 75013 ("Parent").

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to buy from Seller, all of the assets of Seller used in its business operations (other than the Excluded Assets) to provide comprehensive outsourcing solutions to Purchaser and B.A. Pargh Company (the "Business"); and

         WHEREAS, Purchaser is a wholly-owned subsidiary of Parent and Parent will benefit from Purchaser's purchase of all of Seller's assets used in the Business (other than the Excluded Assets); and

         WHEREAS, Seller is a wholly-owned subsidiary of PFSweb and PFSweb will benefit from Seller's sale of all of its assets used in the Business (other than the Excluded Assets); and

         NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                           "Action" means any claim, action, suit or arbitration in each case, by or before any Governing Authority.

                           "Additional Documents" means the Bill of Sale and Assignment, the Assumption Agreement, the Termination Agreement and the Transition Agreement.

                           "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is Under Common Control With, such specified Person.

                           "Assets" has the meaning specified in Section 2.1.

                           "Assumed Contracts" has the meaning specified in
         Section 4.8.

                           "Assumed Employee Expenses" has the meaning specified in Section 2.4(d).

                           "Assumed Liabilities" has the meaning specified in
         Section 2.2.

                           "Assumption Agreement" shall mean that certain Assignment and Assumption Agreement in the form of that attached hereto as Exhibit B to be executed by Purchaser, Seller and such third parties as Purchaser may request.

                           "Bill of Sale and Assignment" shall mean that certain Bill of Sale and Assignment in the form of that attached hereto as Exhibit A to be executed by Seller and such Affiliates of Seller as Purchaser may request.

                           "BSD" has the meaning specified in Section 7.2.

                           "BSD Business" has the meaning specified in Section 7.2.

                           "BSD Group" has the meaning specified in Section 7.2.

                           "Business" has the meaning set forth in the recitals of this Agreement.

                           "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

                           "Cash Payment" has the meaning specified in Section 3.2(a).

                           "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

                           "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System.

                           "Claims" means any debts, contracts, leases, liabilities, arrangements, commitments, obligations, restrictions, disabilities or duties whatsoever, whether known or unknown, contingent or absolute, tort or contract.

                           "Closing" and "Closing Date" have the meanings specified in Section 8.1.

                           "Code" means the Internal Revenue Code of 1986, as amended.

                           "Control" (including the terms "Controlled By" and "Under Common Control With"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a

         Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                           "Controlled Group" has the meaning specified in the Ruling.

                           "Deferred Payment" and "Deferred Payments" have the meanings specified in Section 3.2(b).

                           "Distributing Group" has the meaning specified in the Ruling.

                           "Employee Claims" has the meaning specified in
         Section 13.3.

                           "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind other than (a) mechanic's, materialman's, and similar liens for work completed but for which payment is not yet due; (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting (and which contest has been disclosed on Schedule 4.17 with respect to Seller) in good faith through appropriate proceedings; or (c) with respect to leased Assets, the interest of the lessor, or any party claiming through the lessor, therein.

                           "Environmental Laws" means any federal, state or local law or any foreign law, including any statute, rule, regulation, ordinance, code or rule of common law, now or hereafter in effect and in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; CERCLIS; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq.; the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C Sections 2601 et seq.; the Clean Air Act, 42 U.S.C Sections 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C Sections 300f et seq.; the Atomic Energy Act, 42 U.S.C Sections 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C Sections 136 et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C Sections 11001 et seq.; the Occupational Safety and Health Act, 29 U.S.C Sections 651 et seq.; and the Superfund Amendments and Reauthorization Act, 42 U.S.C Sections 9601 et seq.

                           "Environmental Permits" means all permits, written approvals, U.S. Environmental Protection Agency or state generator numbers, licenses and other authorizations from applicable Governing Authorities required under any applicable Environmental Law.

                           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                           "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                           "Excluded Assets" has the meaning specified in
         Section 2.1.

                           "Excluded Claims" has the meaning specified in
         Section 2.2.

                           "GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

                           "Governmental Actions" means all authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits and licenses of, and filings and declarations with, by or in respect of, Governing Authorities.

                           "Governing Authority" means any United States federal, state, local, possession or foreign governmental, regulatory or administrative authority, agency or commission, or any political subdivision thereof, or any court, tribunal or arbitral body (whether governmental or not).

                           "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governing Authority.

                           "Guaranteed Agreements" has the meaning specified in
         Section 4.21.

                           "Guaranty Revocation Date" has the meaning specified in Section 4.21.

                           "Hazardous Materials" means (a) petroleum and petroleum fuels, lubricants and cleaning agents, radioactive materials, friable asbestos material as defined under 40 C.F.R. 61.141, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls in concentrations of 50 ppm, and radon gas; (b) any other pollutants, contaminants, wastes, chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances", "contaminants", "pollutants" or "extremely hazardous wastes" or words of similar import, under any applicable Environmental Law or otherwise subject to regulation, control or remediation under Environmental Laws; and (c) any other pollutant, contaminant, waste, chemical, material or substance exposure to which is regulated pursuant to any applicable Environmental Law.

                           "IBM Agreements" has the meaning specified in Section 7.2.

                           "IBM Products" has the meaning specified in Section 7.2.

                           "Income Taxes" means any and all income taxes (together with any and all interest, penalties, and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

                           "Indemnified Party" has the meaning specified in
         Section 13.5.

                           "Indemnification Notice" has the meaning specified in
         Section 13.5.

                           "Indemnifying Party" has the meaning specified in
         section 13.5.

                           "IRS" means the Internal Revenue Service.

                           "Knowledge" (including the terms "to the knowledge of" or "to the best knowledge of") means, with respect to Seller, the actual personal knowledge of Mark Layton, Scott Talley, Steve Graham, Cliff Defee, Tom Madden, Chris Yates at the time when the applicable statement is made.

                           "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governing Authority.

                           "Leased Real Property" means the "Demised Premises" defined in that certain Industrial Lease Agreement dated March 31, 1999 between New York Life Insurance Company, as landlord, and Daisytek, Inc., as tenant, as assigned to Seller pursuant to that certain Assignment of Industrial Lease Agreement dated May 9, 2000

                           "Losses" has the meaning specified in Section 13.4.

                           "Material Adverse Effect" means any circumstance, change in, or effect on, the Business or the Assets that individually, or in the aggregate with any other circumstances, changes in, or effects on, the Business or the Assets, taken as a whole would materially adversely affect the ability of Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller or utilize the Assets in the manner in which they are currently utilized by Seller.

                           "Material Permits" has the meaning specified in
         Section 4.6.

                           "MMH Certificate" has the meaning set forth in
         Section 6.5.

                           "Objection Period" has the meaning specified in
         Section 13.9(a).

                           "Parent" has the meaning specified in the opening paragraph.

                           "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

                           "PFS Group" has the meaning specified in Section 7.2.

                           "PFSweb" has the meaning specified in the opening paragraph.

                           "Plans" has the meaning specified in Section 4.13.

                           "Private Actions" means all authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits and licenses of (a) Persons other than Governing Authorities and (b) Governing Authorities acting in private capacities.

                           "Purchase" has the meaning specified in the Ruling.

                           "Purchase Price" has the meaning specified in Section 3.1.

                           "Purchaser" has the meaning specified in the opening paragraph.

                           "Purchaser's Losses" has the meaning specified in
         Section 13.2.

                           "Recalculation Notice" has the meaning specified in
         Section 3.5.

                           "Remedial Action" means all action required under any applicable Environmental Law or Environmental Permit and all action required by a Governing Authority to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment; (ii) prevent the release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment; or
         (iii) perform remedial investigations, feasibility studies, corrective actions, closures, and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any real property, including, without limitation, Seller's Leased Real Property.

                           "Required Consents" means all orders, approvals, estoppel certificates or consents of the Seller's Board of Directors and any third parties, including, without limitation, any orders, approvals, certificates or consents deemed necessary by counsel to Purchaser which shall be required to consummate the transactions contemplated hereby, including, without limitation, consents to the assignment of the Assumed Liabilities listed on Schedule 2.2.

                           "Ruling" means that certain IRS Private Letter Ruling 120721-01, a copy of which is attached hereto as Exhibit E.

                           "SASA" has the meaning specified in Section 2.5.

                           "Seller" has the meaning specified in the opening paragraph.

                           "Seller Commercial Software Rights" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to Seller and which are used in Seller's business but are in no way a component of or incorporated in any of Seller's products and related trademarks, technology and know-how.

                           "Seller's Bank Account" means the account to be designated by the Seller in a written notice to Purchaser not less than five Business Days before the Closing.

                           "Seller's Losses" has the meaning specified in
         Section 13.4.

                           "Separation" has the meaning specified in the Ruling.

                           "Service Level Penalties" has the meaning specified in the Transition Agreement.

                           "Services" has the meaning specified in Section 7.2.

                           "Spin-off" means the transaction in which the Parent distributed its ownership interest in PFSweb to its stockholders.

                           "Supplemental Ruling Request" has the meaning specified in Section 4.11.

                           "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; sales and use taxes charged by the U.S. federal government, any state, country or any other locality; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

                           "Tax Allocation Agreement" shall mean that certain Tax Indemnification and Allocation Agreement dated as of December 7, 1999 between the Parent and PFSweb.

                           "Termination Agreement" shall mean that certain Termination Agreement in the form of that attached hereto as Exhibit C to be executed by Purchaser, Parent, Seller and such Affiliates of Parent and Seller as the other may request.

                           "TMSA" has the meaning specified in Section 2.5.

                           "Transferring Employee" has the meaning specified in
         Section 2.4(a).

                           "Transition Agreement" shall mean that certain Transition Services Agreement in the form of that attached hereto as Exhibit D to be executed by Parent and PFSweb.

                           "Vendor Debt" has the meaning specified in Section
         9.8.

                           "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

                                   ARTICLE II
                                PURCHASE AND SALE

         2.1 Purchase and Sale of Assets. Effective at the Closing, Seller will sell, convey, transfer, assign and deliver to Purchaser, and Purchaser will acquire and accept from Seller, the assets and properties listed on Schedule 2.1A (collectively, the "Assets"), free and clear of any and all Encumbrances provided, however, that "Assets" shall not include, and Seller will not sell, convey, transfer, assign or deliver to Purchaser, and Purchaser will not acquire from Seller, (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation,
(ii) any of the rights of the Seller under this Agreement, (iii) claims (and benefits to the extent they arise therefrom) that relate to Seller's liabilities other than the Assumed Liabilities, (iv) all of Seller's cash, bank accounts, certificates of deposit, securities and accounts receivable, (v) insurance policies of Seller and proceeds and the deposits related thereto to the extent such policies are not expressly assumed by Purchaser and Parent, and (vi) the items listed on Schedule 2.1B (collectively, the "Excluded Assets").

         2.2 Assumption of Certain Obligations. Effective at the Closing and subject to the terms set forth herein, Purchaser shall assume and be liable solely for the liabilities and obligations of Seller listed on Schedule 2.2, including the Assumed Employee Expenses (collectively, the "Assumed Liabilities"). Purchaser will not assume and will not be liable for and Seller will be liable and will pay for any Claims: (i) of the Seller or of its Affiliates or (ii) which arise from or relate to the ownership, use, sale, manufacture, design, possession, operation or control of the Assets or operation of the Business prior to the Closing Date (collectively, "Excluded Claims"); other than the Assumed Liabilities and only in the amounts set forth on Schedule
2.2. Furthermore, Purchaser will not assume and Seller shall remain liable for all tax liabilities, including, but not limited to, personal property taxes and income taxes, incurred, imposed upon or accrued by the Seller through the Closing Date, as more fully described in Section 3.5.

         2.3 Transfer and Conveyance. Seller shall execute and deliver to Purchaser at the Closing, a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A, the Assumption Agreement in substantially the form attached hereto as Exhibit B, and all such other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Purchaser title to all of the Assets free and clear of any Encumbrances and to evidence Purchaser's assumption of the Assumed Liabilities.

         2.4 Employees and Agents of Seller.

             (a) On the Closing Date, Purchaser shall offer the employees of Seller listed on Schedule 2.4 (the "Transferring Employees") employment with the Purchaser, on the terms mutually agreed to by the Purchaser and the employee. Seller hereby agrees to such solicitation and agrees to encourage such employees to go to work for the Purchaser and not to discourage any individuals who are offered employment with Purchaser from accepting such employment with Purchaser.

             (b) Purchaser and Parent will not assume sponsorship of any of the Seller's Plans.

             (c) Effective on the Closing, Seller shall terminate the employment of all Transferring Employees, and indemnify and hold harmless the Purchaser and Parent against all claims made by any Transferring Employee as set forth in
Section 13.3. Purchaser shall provide all Transferring Employees with wages and benefits (other than stock options) which are comparable to the wages and benefits as set forth on Schedule 2.4(c). Purchaser intends to provide certain key Transferring Employees options to acquire Parent common stock pursuant to the Parent's stock option plans but Purchaser shall have no obligation to provide stock options to any Transferring Employee.

             (d) Effective as of the Closing Date, the Purchaser shall assume the liability of the Seller in respect of the Transferring Employees for accrued but unpaid salaries, wages, vacation and sick pay, but only to the extent such liability is reflected on Schedule 2.4(c) hereto and not to include vacation time accrued for any period before the last twelve (12) months (the "Assumed Employee Expenses"). Except as set forth in the preceding sentence, Seller shall remain responsible for payment of any and all other Employee Claims as provided in Section 13.3 hereof.

             (e) Seller and Purchaser agree that Purchaser has purchased substantially all the property used in a separate unit of Seller's trade or business. Accordingly, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, provided that Seller provides Purchaser with all necessary payroll records for the calendar year which includes the Closing Date, Purchaser shall furnish a Form W-2 to each Transferring Employee disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Seller shall be relieved of the responsibility to do so.

             (f) Except as contemplated in this Section 2.4, for a period of one year after Closing, Purchaser and Parent will not solicit for employment, directly or indirectly, any employee of Seller or PFSweb. For a period of one year after Closing, PFSweb and Seller will not solicit for employment, directly or indirectly, any Transferring Employee or any employee of Purchaser or Parent.

         2.5 Termination of Certain Agreements. Each Party will execute the Termination Agreement, the form of which is attached hereto as Exhibit C that provides for the termination of the Transaction Management Services Agreement dated December 7, 1999 between PFSweb, Inc./Priority Fulfillment Services, Inc. and Daisytek, Inc., (the "TMSA") and the Strategic Alliance Services Agreement dated July 15, 1999 between B.A. Pargh Company, a wholly-owned subsidiary of the Purchaser, and PFSweb, Inc./Priority Fulfillment Services, Inc. (the "SASA"). Each Party will remain subject to the confidentiality provisions of the TMSA and the SASA and such sections are hereby incorporated herein.

         2.6 Transition Agreement. Each Party will execute and deliver to the other at the Closing, the Transition Agreement substantially in the form attached hereto as Exhibit D.

         2.7 Deposits. Effective at the Closing, Seller will sell, convey, transfer, assign and deliver to Purchaser, and Purchaser will acquire and accept from Seller, all rights to any deposits or advances made in connection with leases for Assets.

                                  ARTICLE III
                                 PURCHASE PRICE

         3.1 Purchase Price. The purchase price (the "Purchase Price") for the Assets shall be (a) Ten Million Dollars ($10,000,000) plus (b) the Deferred Payments plus (c) the mutual execution and delivery of the Termination Agreement including releases minus (d) the Assumed Employee Expenses (except for the sick pay portion thereof), subject to the adjustments set forth in Sections 3.5 and
3.6 hereof.

         3.2 Method of Payment of Purchase Price Payable at the Closing. The Purchase Price shall be delivered by Purchaser on the Closing Date and Purchaser shall assume the Assumed Liabilities on the Closing Date as follows:

             (a) by wire transfer of immediately available funds to the Seller's Bank Account in an amount equal to Ten Million Dollars ($10,000,000) (the "Cash Payment"), subject to the adjustments as set forth on Schedule 3.2.

             (b) by payment of One Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars and Sixty-Six Cents ($166,666.66) on each of July 31, 2001, August 31, 2001, September 28, 2001, October 31, 2001 and a final payment of $333,333.44 on November 26, 2001 (each, a "DEFERRED PAYMENT" and collectively, the "DEFERRED PAYMENTS") for aggregate Deferred Payments equal to One Million Dollars ($1,000,000); provided that each Deferred Payment shall be subject to the rights of offset set forth in this Agreement and the Transition Agreement.

             (c) by Purchaser's assumption of the obligations for Assumed Employee Expenses.

             (d) by Purchaser's execution of the Termination Agreement in order to effectuate the releases set forth therein.

             (e) by Purchaser's execution and delivery to Seller at the Closing of an Assumption Agreement in substantially the form attached hereto as Exhibit B.

         3.3 Allocation of Purchase Price. Subject to adjustment as set forth herein, for tax purposes the Purchase Price shall be allocated among the Assets and other matters as set forth on Schedule 3.3. Purchaser and Seller shall report the allocation on Internal Revenue Service Form 8594 in a manner consistent with the allocation provided in Schedule 3.3, subject to the adjustments set forth herein.

         3.4 Right of Offset for Claims. Parent and Purchaser shall have the option, in addition to and not in lieu of any other available rights or remedies hereunder, in the event Seller is determined to owe any indemnification amount in accordance with the procedures of Article

XIII of this Agreement, and Seller fails to pay such amount, Parent and Purchaser shall have the right to offset such amount against the Deferred Payments and the amounts payable under the Transition Agreement, in each case, respectively, in accordance with the terms and provisions set forth herein and therein.

         3.5 Proration of Taxes. All real and personal property taxes and special assessments payable but not yet due with respect to any of the Assets shall be prorated between Seller and Purchaser as set forth on Schedule 3.5 on the basis of actual days elapsed between the commencement of the current fiscal tax year and the Closing Date, based on a 365-day year; provided that all such taxes and assessments which Seller has agreed to pay on an installment basis shall be paid in full at or prior to the Closing Date. In connection with such proration of taxes, in the event that actual tax figures for the year of Closing are not available at the Closing Date, an estimated, provisional proration of taxes shall be made using tax figures from the preceding year together with such increases or decreases thereof as Purchaser and Seller may agree. It is the intent of the parties that the Seller shall be responsible for all tax liabilities related to the Assets up to and including the Closing Date, and Purchaser shall be responsible for all tax liabilities related to the Assets following the Closing. In the event that one of the parties later receives a bill showing such charges to be more or less than originally estimated, such party shall send notice to the other party within thirty (30) days of such receipt (the "Recalculation Notice") with a statement indicating the amount overpaid or underpaid by such other party. The party that underpaid shall pay the other party within thirty (30) days of receipt of the Recalculation Notice unless such amount is disputed utilizing the procedures set forth in Section
13.9. All transfer taxes, if any, arising from the sale of the Assets shall be borne by Seller.

         3.6 Proration of Utility Charges and Other Payments. In any case in which the Closing Date shall fall on a date other than the date on which payments are due, and for which a final billing has not been obtained by Seller, with respect to any utility or similar regular periodic charge respecting the Assets or the Leased Real Property including, but not limited to, common area maintenance charges, any such utility or similar charge payable with respect to the current period in which the Closing Date occurs shall be prorated between Seller and Purchaser on the basis of the actual number of days elapsed from the first day of such period to the Closing Date as set forth on Schedule 3.6. In the event that one of the parties later receives a bill showing such charges to be more or less than originally estimated, such party shall send a Recalculation Notice to the other party within thirty (30) days of such receipt with a statement indicating the amount overpaid or underpaid by such other party. The party that underpaid shall pay the other party within thirty (30) days of receipt of the Recalculation Notice unless such amount is disputed utilizing the procedures set forth in Section 13.9. Appropriate adjustment shall also be made at Closing to apportion the Assumed Liabilities so that Seller shall be responsible for, and enjoy the benefits of, the Assumed Liabilities for the period prior to and including the Closing Date, and Purchaser shall be responsible for, and enjoy the benefits of, the Assumed Liabilities for the period following the Closing Date.

         3.7 Additional Rights for Assets. Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof;
(ii) to institute, prosecute, compromise and settle any and all Actions that Purchaser may deem proper in order to assert or enforce any claim, right or title of any kind in or to the Assets; (iii) to defend or compromise any or all Actions in respect of any of the Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Purchaser at Closing an acknowledged power of attorney to the foregoing effect executed by Seller. Purchaser shall indemnify and hold harmless Seller from any and all Losses caused by or arising out of any breach of Law by Purchaser in its exercise of such power of attorney.

         3.8 Transfer and Conveyance. Notwithstanding anything contained herein to the contrary, this Agreement shall not constitute an agreement to assign any Asset or Assumed Contracts if an assignment or attempted assignment of the same without the consent of another Person would constitute a breach thereof or in any way impair the rights of Purchaser thereunder or give to any third party any rights with respect thereto. If any such consent is not obtained prior to the Closing Date or if an attempted assignment would be ineffective or would impair Purchaser's rights under any such Asset or Assumed Contract so that it would not receive all such rights and responsibilities, then, except for those required consents set forth on Schedule 3.8, (i) Seller shall use commercially reasonable efforts to provide or cause to be provided to Purchaser, to the extent permitted by law, the benefits of any such Asset or Assumed Contract and (ii) in consideration thereof Purchaser shall pay, perform and discharge on behalf of Seller such of the Seller's liabilities thereunder to the extent that the Purchaser would have been responsible if such consent or approval had been obtained. In addition, Seller shall take such other actions as may reasonably be requested by Purchaser in order to place Purchaser, insofar as reasonably possible, in the same position as if such Asset or Assumed Contracts had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to Purchaser. If and when such consents and approvals are obtained, the transfer of the applicable Asset or Assumed Contract shall be effected in accordance with the terms of this Agreement.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF SELLER AND PFSWEB

         The Seller and PFSweb, jointly and severally, represent and warrant to the Purchaser as follows:

         4.1 Due Organization and Qualification. Each of Seller and PFSweb is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease or operate its properties and to carry on its business as it is presently being operated and in the place where such properties are owned, leased or operated and such business is conducted.

         4.2 Corporate Power and Authority. The execution, delivery and performance of this Agreement and Additional Documents by Seller and PFSweb and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action, including, but not limited to, Board of Director approvals, and no vote of shareholders or further action or approval is required to permit Seller and PFSweb to consummate the transactions contemplated hereby and thereby. This Agreement and Additional Documents when executed and delivered in accordance with the terms thereof, will constitute, the legal, valid and binding obligations of Seller and PFSweb, enforceable in accordance with their terms, Seller and PFSweb have full power, authority and legal right to enter into this Agreement and the Additional Documents and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement and the Additional Documents and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (a) conflict with the Certificate of Incorporation or the Bylaws of Seller or PFSweb, (b) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the Assets under, or create any rights of termination, cancellation or acceleration in any person under, any Assumed Contract, or violate any order, writ, injunction or decree, to which Seller or PFSweb is a party, by which any of the Assets, business or operations of Seller or PFSweb may be bound or affected or under which any of the Assets, business or operations of Seller or PFSweb receive benefits, except as set forth in Schedule 4.2, (c) result in the loss or adverse modification of any license, franchise or permit granted to or otherwise held by Seller or PFSweb required for the Business except as set forth in Schedule 4.2 or (d) result in the violation of any provisions of law applicable to Seller or PFSweb, the violation of which would reasonably be expected to have a Material Adverse Effect. Based upon the Seller's estimate of its going concern value, the Seller is not insolvent as of the date hereof, will not be insolvent on the Closing Date and the transfer of the assets contemplated hereby will not render it insolvent. The transactions contemplated hereby are not being done with actual intent to hinder, delay, or defraud any entity to which the Seller is, or reasonably expects to become, indebted on or after the Closing Date. Based upon the PFSweb's estimate of its going concern value, PFSweb is not insolvent as of the date hereof, will not be insolvent on the Closing Date and the transfer of the assets contemplated hereby will not render it insolvent. The transactions contemplated hereby are not being done with actual intent to hinder, delay, or defraud any entity to which PFSweb is, or reasonably expects to become, indebted on or after the Closing Date.

         4.3 Real Property.

             (a) Schedule 4.3 lists: (i) the address of Leased Real Property,
(ii) the identity of the lessor, lessee and current occupant (if different from lessee) of the Leased Real Property and (iii) the term pertaining to the Leased Real Property.

             (b) Except as described in Schedule 4.3, Seller has not received any written notice of any violation of any law, regulation or ordinance relating to any of the Leased Real Property. Seller has made available to Purchaser true and correct copies of, if any, all certificates of occupancy, environmental reports and appraisals which it currently possesses in respect of the Leased Real Property. Seller, as the lessee of each parcel of Leased Real Property, is in peaceful and undisturbed possession of such parcel of Leased Real Property, and there are no contractual legal restrictions to which Seller or PFSweb is a party which preclude or restrict the ability to use the subject premises for the purposes for which they are currently being used which would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.3, Seller has not leased or subleased any parcel of Leased Real Property to any other Person, nor has Seller assigned its interest under any lease or sublease set forth in Schedule 4.3 to any third party.

             (c) Seller has delivered to Purchaser correct and complete copies of all leases and subleases set forth in Schedule 4.3 and any amendments. With respect to each of these leases and subleases:

                           (i) such lease or sublease, as amended is legal, valid, binding, enforceable and in full force and effect with respect to Seller, and, to the knowledge of Seller, with respect to all other parties thereto and is the entire agreement between the parties thereto with respect to such property;

                           (ii) except as otherwise set forth in Schedule 4.3, such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated hereby constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate, recapture or modify such lease or sublease;

                           (iii) except as otherwise disclosed in Schedule 4.3, with respect to each such lease or sublease: (A) Seller has not received any notice of cancellation or termination under such lease or sublease and, no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of Seller thereunder, (B) Seller has not received any notice of a breach or default by Seller under such lease or sublease, and (C) Seller has not granted to any other Person any material rights, adverse or otherwise, under such lease or sublease; or

                           (iv) except as set forth in Schedule 4.3, neither Seller nor, to Seller's Knowledge, any other party to such lease or sublease is in breach or default in any respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default by Seller or any other party to such lease or sublease or permit termination or acceleration of such lease or sublease.

             (d) Seller has received no written notice of the commencement of any condemnation proceedings or eminent domain proceedings of any kind against the Leased Real Property. To Seller's Knowledge, there are no condemnation proceedings or eminent domain proceedings of any kind threatened against the Leased Real Property.

         4.4 Personal Property; Title to Property.

             (a) Set forth on Schedule 4.4 is a list of all Assets.

             (b) Except for the leased Assets as listed on Schedule 4.4, Seller is the legal and equitable owner and has good and indefeasible title to all of the Assets, and upon conveyance of the Assets to Purchaser by Seller at the Closing, Purchaser will acquire and hold indefeasible title to all of the Assets, whether real, personal, tangible, intangible or mixed, free and clear of any and all Encumbrances. Seller enjoys peaceable possession of all Assets. Except for the Excluded Assets, the Assets constitute all the assets necessary to conduct the Business as currently conducted on the date hereof. The Assets listed on Schedule 2.1A constitute all of the Assets located, as of the Closing Date, at the Leased Real Property. All of the assets listed in the MMH Certificate continue to be located at the Leased Real Property as of the Closing Date.

             (c) With respect to any leased Assets: (i) the lease agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the lease agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2.2 above); (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the lease agreement; and (iv) no party has repudiated any provision of the lease agreement.

         4.5 [Intentionally Omitted]

         4.6 Permits. Seller owns and holds all licenses, franchises, permits, titles and other governmental authorizations (including, without limitation, motor vehicle titles and current registrations), Environmental Permits, licenses, and franchises, the absence of any of which would have a Material Adverse Effect (the "Material Permits"). An accurate list of all such Material Permits is set forth on Schedule 4.6 hereto. The Material Permits are valid and, to the extent permitted by Law or the terms thereof, will be transferred to Purchaser at the Closing, and to Seller's Knowledge no governmental authority intends to cancel, terminate or not renew any such Material Permit. Seller has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and is not in violation of any of the foregoing except where such noncompliance or violation would not have a Material Adverse Effect. Except as specifically provided on Schedule 4.6, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Seller, or to Purchaser after the Closing, by any such Material Permits.

         4.7 Compliance with Laws. The Seller has not received notice of any investigation, threatened or contemplated, by any federal, state or local agency or Governing Authority, which remains unresolved involving the Business or the Assets, including, but not limited to, the safety aspects of the Assets or the safe working conditions and environment of its employees at the Leased Property or employment practices or policies.

         4.8 Assumed Contracts. Seller owns all rights granted to Seller under any contract, agreement, lease or license that Purchaser has elected to assume as an Assumed Liability (the "Assumed Contracts") and has not made any assignment, pledge or other transfer of such rights.

         4.9 Contract Defaults. Seller is not in default nor has any act occurred which upon the passage of time will constitute a default by Seller and Seller has not been declared to be in default in any respect under Assumed Contract, and such Assumed Contracts are legal, valid and binding obligations of the Seller and, to Seller's Knowledge, the other parties thereto in accordance with their terms and, except to the extent reflected in
Schedule 4.9, have not been amended and no defenses, offsets or counterclaims thereto have been asserted by any party thereto other than Seller nor has Seller waived any rights thereunder. Except as set forth on Schedule 4.9, each of the Assumed Contracts is assumable by the Purchaser and will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated hereby constitute a breach or default under such contract or otherwise give the other party thereto a right to terminate, recapture or modify such contract.

         4.10 Litigation. There are no Actions pending against Seller or, to the knowledge of Seller, threatened against Seller, Seller's business, including, without limitation, the Business or the Assets, or any property or rights of Seller, at law or in equity or before or by any Governing Authority. Seller is not in default with respect to any order, writ, injunction or decree of any Governing Authority with respect to the Assets, the Business or the operations or employees of the Business.

         4.11 Private Letter Ruling. PFSweb examined the letter from the Parent to the IRS dated April 6, 2001 requesting a supplemental ruling to PLR 100247-00 (the "Supplemental Ruling Request") and the facts presented and the representations made therein, to the extent descriptive of PFSweb or the Controlled Group or the business of PFSweb or the Controlled Group (including, without limitation, the business purposes for the Separation and the Purchase, that none of the cash received as part of the Separation will be distributed, directly or indirectly, to the shareholders of PFSweb, the representations in the Supplemental Ruling Request to the extent that they relate to PFSweb or the Controlled Group or the business of PFSweb or the Controlled Group and the plans, proposals, intentions and policies of PFSweb and the Controlled Group), shall be treated as having been made by PFSweb and are true, correct, and complete. Neither the Purchaser nor the Parent will have liability for any misrepresentations made by PFSweb in this Section 4.11. A breach of the representations made in this Section 4.11 shall be deemed a Prohibited Action (as defined in the Tax Allocation Agreement).

         4.12 Absence of Undisclosed Liabilities. There are no liabilities, contingent or otherwise, except as disclosed on Schedule 2.2, for which Purchaser or Parent would be obligated or which would attach to or follow the Assets.

         4.13 Employee Benefit Plans. Each employee benefit plan within the meaning of Section 3(3) of ERISA, maintained or contributed to by Seller and used for any of the Transferring Employees (collectively, the "Plans") is listed on Schedule 4.13. Neither the Purchaser nor the Parent will have liability under any of the Plans.

         4.14 Employees; Employee Relations.

              (a) Schedule 4.14 sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by Seller to each Transferring Employee, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by Seller to each such person, and (iii) all accrued but unpaid vacation pay owing to any Transferring Employee.

              (b) Seller is not a party to, or bound by, the terms of any collective bargaining agreement that covers any Transferring Employee. Except as set forth on Schedule 4.14, there are no labor disputes existing or, to the best knowledge of Seller, threatened that involve, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees that involve any of the Transferring Employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist or, to the best knowledge of Seller, are threatened that relate to the Business. To the Seller's Knowledge, there are no attempts being made to organize any employees presently employed in the Business nor have any employees left or been fired who were attempting to organize the employees. To Seller's Knowledge, all of the Transferring Employees will continue to be available on substantially the same terms and conditions to the Purchaser following Closing.

              (c) Except as disclosed on Schedule 4.14, Seller is not a party to any employment agreement or other agreement with any Transferring Employee. No Actions have been commenced nor to the Seller's Knowledge are threatened against Seller by any employee of Seller concerning such employee's work with the Business under any federal, state or local laws in respect of the employment relationship of such employee or the independent contractor relationship of any contractor or consultant, including, but not limited to, Actions under: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local Governing contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, harassment, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; or (vi) any state or federal statutes, rules or regulations classifying persons as employees rather than independent contractors. Seller is not subject to any settlement or consent decree with any present or former employee, employee representative or any Governing Authority relating to claims of discrimination or other claims in respect to employment practices and policies; and no Governing Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of Seller involving the Business.

              (d) Since December 7, 1999, Seller has not incurred any liability or obligation under the WARN Act or similar state laws.

              (e) The Seller does not owe any wages, salaries or bonuses to Transferring Employees for services rendered prior to the Closing Date that are not Assumed Employee Expenses and no claims have been made for any such amount by any Transferring Employee.

         4.15 Consents. Except as set forth in Schedule 4.15 no consent, approval, authorization or order of any court, Governing Authority or any other person or under any Assumed Contract is required to permit Seller to convey the Assets free of Encumbrances, assign the Assumed Contracts or to otherwise consummate the transactions contemplated by this Agreement.

         4.16 Insurance. Set forth on Schedule 4.16 is a summary description of all policies of fire, casualty, liability and other forms of insurance and all fidelity bonds held by Seller covering the Assets or the Business together with a list of all prepaid amounts, deposits and claims made other than health claims made by employees under group health plans.

         4.17 Taxes. PFSweb and Seller have paid all Taxes which have become due or have been assessed against it or the Assets and all Taxes which any taxing authority has proposed or asserted to be owing, except for Taxes which are not yet due and payable or which it is contesting as set forth on Schedule 4.17. All Tax liabilities to which the properties of Seller may have been subjected have been discharged, except for Taxes assessed but not yet payable. There are no Tax claims for unpaid Taxes which are due and owing presently being asserted against Seller, PFSweb or the Assets and to Seller's Knowledge there is no basis for any such claim. Neither Seller nor PFSweb has granted any extension to any taxing authority of the limitation period during which any Tax liability against the Assets may be asserted thereby. The Assets will be conveyed to Purchaser at Closing free and clear of any claims or Encumbrances for Taxes incurred prior to the Closing Date, except for Taxes which are not yet due and payable.

         4.18 Environmental Laws and Regulations. Except as set forth in the Mock OSHA Safety Survey prepared by Operations Excellence Inc. for a survey conducted from March 28, 2001 to March 29, 2001, (i) to Seller's Knowledge, the operations of the Leased Real Property and any use, storage, treatment, disposal or transportation of Hazardous Materials which has occurred in or on the Leased Real Property from December 7, 1999 to the Closing Date have been in compliance with Environmental Law, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect; (ii) to Seller's Knowledge, from December 7, 1999 to the Closing Date, no release, leak, discharge, spill, disposal or emission of Hazardous Materials has occurred in, on or under the Leased Real Property in a quantity or manner which violates or requires further investigation or Remedial Action under Environmental Law; (iii) to Seller's Knowledge, there is no pending or threatened litigation or administrative investigation or proceeding concerning the Leased Real Property involving Hazardous Materials or Environmental Laws; and (iv) to Seller's Knowledge, there are no above-ground or underground storage tank systems located at the Leased Real Property, except for two above ground diesel fuel tanks.

         4.19 Absence of Certain Changes or Events. Neither Seller nor PFSweb has suffered any event or circumstance which could reasonably be expected to preclude Purchaser from using the Assets in the manner previously used by Seller in the Business or received any notice of any claim asserted against it by any Governing Authority which could reasonably be expected to preclude Purchaser from using the Assets in the manner previously used by Seller in the Business.

         4.20 [Intentionally Omitted]

         4.21 Agreements with Guaranties. Schedule 4.21 sets forth a list of all agreements to which the Seller or PFSweb is a party and for which the Parent or the Purchaser has guaranteed the performance and all amounts owing thereunder (the "Guaranteed Agreements"). With respect to each Guaranteed Agreement, neither Seller nor PFSweb is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Seller or PFSweb, or permit termination, modification, or acceleration, under such agreement. Seller and PFSweb have been notified by the Parent and the Purchaser of their intent, subject to Section 7.3, to notify, after June 15, 2001, all parties holding guaranties in connection with the Guaranteed Agreements that, effective upon Closing or such other date as otherwise required by the terms of any guaranties in connection with the Guaranteed Agreements (the "Guaranty Revocation Date"), Parent and Purchaser will no longer act as guarantor under the Guaranteed Agreements for amounts incurred from the Guaranty Revocation Date.

         4.22 True, Correct and Complete Information. No representation or warranty by Seller and PFSweb contained in this Agreement, in the schedules attached hereto or in any certificate furnished by Seller and PFSweb to Purchaser in connection herewith or pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement herein or therein, in light of the circumstances in which it was made, not misleading.

         4.23 Broker's and Finder's Fees. Neither Seller nor PFSweb has made any agreement with any Person, or taken any action which would cause any Person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

         Purchaser and Parent, jointly and severally, represent and warrant to the Seller as follows:

         5.1 Organization and Authority. Each of Purchaser and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and to carry on its business as it is presently being operated and in the place where such properties are owned or leased and such business is conducted. The execution, delivery and performance of this Agreement by each of Purchaser and Parent, and all other agreements by and among the parties, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and no further action or approval is required in order to permit Purchaser and/or Parent to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of each of Purchaser and/or Parent, enforceable in accordance with their terms. Each of Purchaser and Parent has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not conflict with the Certificate of Incorporation or the Bylaws of Purchaser or Parent.

         5.2 Corporate Power and Authority. The execution, delivery and performance of this Agreement and Additional Documents by Purchaser and Parent and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action, including, but not limited to, Board of Director approvals, and no further action or approval is required to permit Purchaser and Parent to consummate the transactions contemplated hereby and thereby. This Agreement and Additional Documents when executed and delivered in accordance with the terms thereof, will constitute, the legal, valid and binding obligations of Purchaser and Parent, enforceable in accordance with their terms. Purchaser and Parent have full power, authority and legal right to enter into this Agreement and the Additional Documents and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement and the Additional Documents and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (a) conflict with the Certificate of Incorporation or the Bylaws of Purchaser and Parent, (b) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the assets of, or create any rights of termination, cancellation or acceleration in any person under any contract of, or violate any order, writ, injunction or decree, to which Purchaser and Parent is a party, by which any of the assets, business or operations of Purchaser and Parent may be bound or affected or under which any of the assets, business or operations of Purchaser and Parent receive benefits, or (c) result in the violation of any provisions of law applicable and material to Purchaser and Parent.

         5.3 Consents. Except as set forth on Schedule 5.3, no consent, approval, authorization or order of any court, Governing Authority or any other person is required in order to permit Purchaser or Parent to consummate the transactions contemplated by this Agreement.

         5.4 True, Correct and Complete Information. No representation or warranty by Purchaser and Parent contained in this Agreement, in the schedules attached hereto or in any certificate furnished by Purchaser and Parent to Seller in connection herewith or pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement herein or therein, in light of the circumstances in which it was made, not misleading.

         5.5 Broker's and Finder's Fees. Purchaser and Parent have not made any agreement with any Person, or taken any action which would cause any Person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

         5.6 Private Letter Ruling. Parent hereby represents and warrants, on its own behalf and on behalf of each member of the Distributing Group, that (i) it has examined the Supplemental Ruling Request, and (ii) the facts presented and the representations made therein, to the extent descriptive of Parent or the Distributing Group or the business of Parent or the Distributing Group (including, without limitation, the business purposes for the Separation and the Purchase, the representations in the Supplemental Ruling Request to the extent that they relate to Parent or the Distributing Group or the business of Parent or the Distributing Group and the plans, proposals, intentions and policies of Parent and the Distributing Group), shall be treated as having been made by Parent and are true, correct, and complete. Neither the Seller nor PFSweb will have liability for any misrepresentations made by the Parent in connection therewith. A breach of the representations made in this Section 5.6 shall be deemed a Prohibited Action (as defined in the Tax Allocation Agreement).


                                   ARTICLE VI
                               COVENANTS OF SELLER

         The Seller covenants and agrees with Purchaser as follows:

         6.1 Notices. Seller will timely give all notices required to be given relating to the transactions contemplated hereby, including without limitation,
(i) required to be given to employees and (ii) any notices required to be given to all creditors or claimants against Seller.

         6.2 Access to Books, Records and Properties.

             (a) Seller agrees to provide Purchaser, its accountants, counsel and other representatives, during normal business hours and upon reasonable notice, for a period of four years (plus such longer period of time should the statute of limitations for any matter for which Purchaser has or is asserted to have liability which relates to information or records which the Seller has) after the Closing Date, access to the books, records, income tax returns, contracts and other underlying data and documentation of Seller relating to the Assets, Business or Transferring Employees during the period prior to the Closing Date and to make available to Purchaser, personnel of Seller in Purchaser's review thereof for the purpose of enabling them to determine and calculate any tax liabilities in connection with the Assets, Business or the Transferring Employees. Seller agrees that, for such four-year period, it will preserve and keep intact all such books and records.

             (b) Purchaser agrees to provide Seller, its accountants, counsel and other representatives, during normal business hours and upon reasonable notice, for a period of four years (plus such longer period of time should the statute of limitations for any matter for which Seller has or is asserted to have liability which relates to information or records which the Seller has) after the Closing Date, access to the books, records, income tax returns, contracts and other underlying data and documentation of Purchaser relating to the Assets, Business or Transferring Employees during the period prior to the Closing Date and to make available to Seller, personnel of Purchaser in Seller's review thereof for the purpose of enabling them to determine and calculate any tax liabilities in connection with the Assets, Business or Transferring Employees. Purchaser agrees that, for such four-year period, it will preserve and keep intact all such books and records.

         6.3 Approvals of Third Parties. As soon as practicable after the date hereof, the Seller will use its best efforts to secure all necessary consents, approvals and clearances of third parties that Parent or Purchaser has requested, but that were not obtained prior to the Closing and were waived by the Parent and Purchaser as conditions to the closing.

         6.4 Obligations under Guaranteed Agreements. Seller and PFSweb each hereby agree to perform and discharge all of their obligations under such Guaranteed Agreements. The obligations of Seller and PFSweb under this Section
6.4 will expire when Seller and PFSweb have paid all obligations under the Guaranteed Agreements and all guarantees of Purchaser and Parent under the Guaranteed Agreements have terminated.

         6.5 Certificate of Memphis Material Handling, Inc. Seller shall deliver to Purchaser on or before June 15, 2001 a certificate from an authorized officer of Memphis Material Handling, Inc. (the "MMH Certificate") certifying that the list of assets they prepared contains a list of every Asset located in Building H, known as 4650 Quality Drive in Memphis, Tennessee, as identified in a survey conducted from April 11, 2001 through April 13, 2001.

                                  ARTICLE VII
                        COVENANTS OF PURCHASER AND PARENT

         7.1 Approvals. Purchaser and Parent will each take all necessary corporate and other action and file all documents required to obtain, and will use its reasonable efforts to obtain, all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with the Seller to obtain all such approvals and consents required by Purchaser and Parent.

         7.2 BSD. Seller and its Affiliates, Priority Fulfillment Services Canada, Inc. and Priority Fulfillment Services Europe B.V. (collectively, the "PFS Group"), provide certain services ("Services") to Purchaser's subsidiary, Business Supplies Distributors, Inc. ("BSD") and its Affiliates, BSD (Canada), Inc. and Business Supplies Distributors Europe B.V., (collectively, including Priority Fulfillment Services Australia pty Ltd and Priority Fulfillment Services de Mexico S.A. de C.V., the "BSD Group"), in connection with the purchase and sale by the BSD Group (the "BSD Business") of various IBM products (the "IBM Products") pursuant to various IBM Master Distributor Agreements set forth on Schedule 7.2 hereof (the "IBM Agreements"). Parent covenants and agrees that between the date hereof and December 31, 2001 (i) it will provide reasonable cooperation to Seller in connection with the proposed transition and transfer of the BSD Business and the IBM Agreements to the PFS Group or its designee and (ii) it will not become a master distributor of IBM products, as provided in the IBM Agreements or, so long as the PFS Group is a master distributor of IBM products, become a second master distributor of IBM products. Nothing contained herein shall restrict Parent or its Affiliates (other than the BSD Group) from continuing to conduct its business as it is currently being conducted, which includes the distribution and sale of IBM products.

         7.3 Agreements with Guaranties. Parent and Purchaser will not rescind, revoke or terminate any guaranty if, under the terms of the applicable Guaranteed Agreement, such action would, with or without notice or lapse of time, constitute a breach or default by Seller or PFSweb, or permit termination or acceleration under such Guaranteed Agreement and prior to June 15, 2001, Seller has provided written notice of such potential breach, default, termination or acceleration.


                                  ARTICLE VIII
                            DATE AND PLACE OF CLOSING

         8.1 Date and Place of Closing. Subject to satisfaction or waiver of the conditions to the obligations of the parties, the purchase and sale of the Assets pursuant to this Agreement will occur at a closing (the "Closing") to be held in the offices of Munsch Hardt Kopf & Harr, P.C., 1445 Ross Avenue, 40th Floor, Dallas, Texas 75202, or such other place as mutually agreed to by the parties, at midnight Dallas, Texas time, on May 25, 2001, or such other date as the parties may mutually agree upon (the "Closing Date") to be effective on such Closing Date. The parties may mutually agree to close this transaction via the prior delivery of the closing documents, the facsimile of executed signature pages and the wiring of the Cash Payment.

                                   ARTICLE IX
                CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT

         The obligations of Purchaser and Parent to cause the purchase of the Assets and the other transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Purchaser and Parent may waive in writing:

         9.1 Representations and Warranties of Seller. All of the representations and warranties of Seller contained in this Agreement and in any Schedule or other disclosure in writing from Seller shall have been true and correct when made, and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for such representations as are made as of a different date which shall be true and correct as of such different date.

         9.2 Covenants of Seller. All of the covenants and agreements herein on the part of Seller to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

         9.3 Seller's Certificate. There shall be delivered to Purchaser a certificate dated as of the Closing date and signed by the President or a Vice President of Seller to the effect set forth in Sections 9.1 and 9.2, which certificate shall have the effect of a representation and warranty made by Seller on and as of the Closing Date.

         9.4 Litigation. At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Governing Authority (i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby; (ii) that could, if adversely determined, result in any Material Adverse Effect; or (iii) as a result of which, in the reasonable judgement of Purchaser, Purchaser would be deprived of the material benefits of its ownership of the Assets.

         9.5 Satisfactory to Purchaser's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related matters shall have been satisfactory to Munsch Hardt Kopf & Harr, P.C., counsel for Purchaser.

         9.6 No Material Adverse Effect. There shall not have occurred any Material Adverse Effect. Purchaser shall receive a certificate from Seller, dated as of the Closing Date and in form and substance satisfactory to Purchaser, as to the fulfillment of the conditions set forth in this Section 9.6.

         9.7 Consents. Seller shall have obtained all orders, approvals, estoppel certificates or consents of third parties, including, without limitation, any orders, approvals, certificates or consents deemed necessary by counsel to Purchaser which shall be required to consummate the transactions contemplated hereby, including, without limitation, consents to the assignment of the Assumed Liabilities listed on Schedule 2.2.

         9.8 [Intentionally Omitted]

         9.9 Assurance from Tax Advisors. Purchaser and Parent shall have received assurance from their tax advisors, in form and substance reasonably acceptable to each of Purchaser and Parent, that the Transaction will not affect the tax-free status of the Spin-off.

                                    ARTICLE X
                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller to cause the sale of the Assets and the other transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Seller may waive in writing.

         10.1 Representations and Warranties of Purchaser and Parent. All of the representations and warranties of Purchaser and Parent contained in this Agreement and in any Schedule or other disclosure in writing from Purchaser or Parent shall have been true and correct when made, and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for such representations as are made as of a different date which shall be true and correct as of such different date.

         10.2 Covenants of Purchaser and Parent. All of the covenants and agreements herein on the part of the Purchaser and Parent to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

         10.3 Purchaser's/Parent's Certificate. There shall be delivered to Seller a certificate dated as of the Closing Date and signed by the President or a Vice President of Purchaser and

Parent to the effect set forth in Sections 10.1 and 10.2, which certificate shall have the effect of a representation and warranty made by Purchaser and Parent on and as of the Closing Date.

         10.4 Satisfactory to Seller's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to Wolff & Samson, P.A., counsel for Seller.

         10.5 Assurance from Tax Advisors. Seller shall have received assurance from its tax advisors, in form and substance reasonably acceptable to Seller, that the transaction contemplated hereby will not affect the tax-free status of the Spin-off.

                                   ARTICLE XI
                                     CLOSING

         11.1 Performance by Seller. At the Closing, concurrently with performance by Purchaser and Parent of their respective obligations to be performed at the Closing:

              (a) Conveyances. Seller shall execute and deliver to Purchaser, in form and substance acceptable to Purchaser (i) a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A conveying to Purchaser all items of personalty included among the Assets, assignments of each of the contracts, leases, arrangements and commitments listed on Schedule 2.1A; (ii) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Purchaser title to all of the Assets and all right, title and interest of Seller thereto and (iii) all other Additional Documents to which Seller is a party. If requested by Purchaser, such documents shall be in a form suitable for recording and shall be consented to by any third parties to such agreements.

              (b) Records. Except as may be necessary for the proper fulfillment of its obligations under the Transition Agreement, Seller shall deliver to Purchaser all documents, agreements, reports, books, records and accounts pertaining specifically to the Assets that are in Seller's possession, including, but not limited to, the list of Material Permits attached as Schedule 4.6.

              (c) Certificates. Seller shall execute and deliver to Purchaser such certificates as may be reasonably requested by the Purchaser, including, but not limited to, an Incumbency Certificates and an officer's certificates certifying that the representations and warranties contained herein are true.

              (d) Certificates of Authorities. Seller shall deliver to Purchaser
(i) certificates of the Secretary of State of Delaware, each dated as of a date not more than twenty (20) days prior to the Closing Date, attesting to the organization, existence and good standing of Seller and PFSweb and (ii) a copy, certified by an authorized officer of each of Seller and PFSweb, of resolutions duly adopted by the Board of Directors of each of Seller and PFSweb duly authorizing the transactions contemplated in this Agreement.

              (e) Opinion of Seller's Counsel. Seller shall deliver to Purchaser the legal opinion of its counsel, Wolff & Samson, P.A., dated the Closing Date, as to the matters set forth in Sections 4.1 and 4.2, such opinion to be reasonably satisfactory to Purchaser.

              (f) Consents. Seller shall deliver to Purchaser the Required Consents.

              (g) Tax Proration Schedule. Seller shall deliver to Purchaser the tax proration schedule attached hereto as Schedule 3.5.

              (h) Expenses Owed for TMSA and SASA. The parties shall mutually agree upon an invoice and payment schedule for all services performed under the TMSA and the SASA through the date of termination.

              (i) Other Actions. Seller shall take all such other steps as may be necessary or appropriate to put Purchaser in actual and complete ownership and possession of the Assets.

         11.2 Performance by Purchaser. At the Closing, concurrently with the performance by Seller of its obligations to be performed at the Closing, Purchaser shall:

              (a) Purchase Price. Deliver to Seller the funds specified in
Section 3.1.

              (b) Assumption Agreement. Deliver to Seller the Assumption Agreement.

              (c) Certificates of Authorities. Deliver the following to Seller
(i) a certificate of the Secretary of State of Delaware, dated as of a date not more than twenty (20) days prior to the Closing Date, attesting to the organization, existence and good standing of Purchaser and Parent and (ii) a copy, certified by an authorized officer of Purchaser and Parent, of resolutions duly adopted by the Board of Directors of each of Purchaser and Parent duly authorizing the transactions contemplated in this Agreement.

              (d) Expenses Owed for TMSA and SASA. At closing, Purchaser shall pay all invoices rendered by Seller to Purchaser under either the TMSA or the SASA, provided the invoices are delivered to Purchaser prior to the Closing Date for services already rendered and said invoices have been approved by Purchaser's personnel. The parties shall mutually agree upon an invoice and payment schedule for all services performed under the TMSA and the SASA through the date of termination.

              (e) Opinion of Purchaser's Counsel. Purchaser shall deliver to Seller the legal opinion of its counsel, Munsch Hardt Kopf & Harr, P.C., dated the Closing Date, as to the matters set forth in Sections 5.1 and 5.2, such opinion to be reasonably satisfactory to Seller.

              (f) Additional Documents. Execute and deliver to Seller the Additional Documents to which Purchaser and/or Parent is a party, as the case may be.

         11.3 Other Instruments. In addition to the foregoing, Purchaser, Parent and Seller agree as follows:

              (a) Further Action by Seller. At any time and from time to time, at or after the Closing, upon request of Purchaser, Seller shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required to evidence, vest in and confirm to Purchaser full and complete title to, possession of, and the right to use and enjoy, the Assets.

              (b) Further Action by Purchaser and Parent. At any time and from time to time, at or after the Closing, upon request of Seller, each of Purchaser and Parent shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts and assurances as may reasonably be required to better assure and confirm to Seller the assumption by Purchaser of the obligations to render performance that are to be assumed by Purchaser pursuant to this Agreement.

                                  ARTICLE XII
                                ONGOING EXPENSES

         The parties agree to continue making the payments as agreed by the parties, including, but not limited to, those set forth on Schedule 12.


                                  ARTICLE XIII
                          SURVIVAL AND INDEMNIFICATION

         13.1 Survival of Covenants, Agreements, Representations and Warranties.

              (a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms.

              (b) Representations and Warranties. All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of one year following the Closing, except that (a) the representations and warranties contained in Section 4.17 (Taxes) hereof shall survive until the earlier of (i) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the taxes to which such representations and warranties relate without an assertion of a deficiency in respect thereof by the applicable taxing authority or (ii) the completion of the final audit and determinations by the applicable taxing authority and final disposition of any deficiency resulting therefrom; and (b) the representations and warranties contained in Sections 4.1 and 5.1 (Due Organization and Qualification); Sections
4.2 and 5.2 (Corporate Power and Authority); Section 4.4 (Personal Property; Title to Property) and Section 4.18 (Environmental Laws and Regulations) hereof shall survive until one day after the expiration of the applicable periods (including any extensions) of the respective statutes of limitation.

              (c) Claims Made Prior to Expiration. Notwithstanding the foregoing survival periods set forth in this Section 13.1, the termination of a survival period shall not affect the rights of an Indemnified Party in respect of any claim made by such party with specificity, in good faith and in writing to the Indemnifying Party in accordance with Section 13.5 and Section 14.9 hereof prior to the expiration of the applicable survival period.

         13.2 Purchaser's Losses. Seller and PFSweb, jointly and severally, agree to indemnify and hold harmless Purchaser, Parent, their Affiliates and their directors, officers, employees, representatives, agents and attorneys from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with Seller's consent, which may not be unreasonably withheld), penalties, fines, interest and monetary sanctions, losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (hereinafter referred to collectively as "Purchaser's Losses") suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by Seller or PFSweb in or pursuant to this Agreement being untrue or incorrect in any respect; (ii) any failure by Seller or PFSweb to observe or perform its covenants and agreements set forth in this Agreement; and (iii) any failure by Seller or PFSweb to satisfy and discharge any liability or obligation not expressly assumed by Purchaser or Parent pursuant to this Agreement. Furthermore, Seller agrees that in the event that the representation made by the Seller in the last sentence of Section 4.4(b) is found to be inaccurate, in addition to all other remedies available to Purchaser and its Affiliates (including, without limitation, seeking such damages it can show it has sustained by reason of such breach), the Seller will execute and deliver all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to vest in Purchaser title to all of the assets necessary to make such representation accurate.

         13.3 Employee Compensation and Benefits. Seller agrees to indemnify and hold Purchaser, and its directors, officers, employees, representatives, agents and attorneys harmless from and against any and all claims made by employees or persons claiming to be employees of Seller for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements to the extent the same are based on employment service rendered to Seller prior to the Closing Date or injury or sickness occurring prior to the Closing Date and are not Assumed Liabilities or Assumed Employee Expenses (collectively, "Employee Claims"). Employee Claims do not include insurance premium adjustments, increases or other charges incurred by Purchaser or Parent in connection with providing health care or other insurance benefits following the Closing Date for Transferring Employees as the result of any pre-existing condition of any such Transferring Employee.

         13.4 Seller's Losses. Purchaser and Parent, jointly and severally, agree to indemnify and hold harmless the Seller, PFSweb, their Affiliates and their directors, officers, employees, representatives, agents and attorneys from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with Purchaser's consent, which may not be unreasonably withheld), penalties, fines, interest and monetary sanctions, losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (hereinafter referred to collectively as "Seller's Losses"; Seller's Losses or Purchaser's Losses are sometimes referred to herein as "Losses") suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by Purchaser or Parent in or pursuant to this Agreement being untrue or incorrect in any respect; (ii) any failure by Purchaser or Parent to observe or perform its covenants and agreements set forth in this Agreement; or (iii) any failure by Purchaser or Parent to satisfy and discharge any Assumed Liability.

         13.5 Notice of Loss. Except to the extent set forth in the next sentence, a party to this Agreement shall not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice (the "Indemnification Notice") setting forth in reasonable detail the breach which is asserted has been given to the Indemnifying Party (as hereafter defined). Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article XIII, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Purchaser's Losses and Employee Claims, Seller shall be the "Indemnifying Party" and Purchaser and the other Persons described in Section
13.2 shall be the "Indemnified Party." With respect to Seller's Losses, Purchaser, shall be the "Indemnifying Party" and Seller and the other Persons described in Section 13.4 shall be the "Indemnified Party."

         13.6 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action, including the assertion of any counterclaim or crossclaim. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. If the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within 30 days of its receipt of such written notice. A failure by the Indemnifying Party to reject such settlement or compromise within such thirty
(30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party and the Indemnifying Party has a net worth in excess of the amount being sought, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the

Indemnifying Party and other than such amounts incurred where a conflict of interest is reasonably determined to exist by the Indemnified Party such that more than one legal counsel is reasonably needed.

         13.7 Cooperation. Each of Parent, Purchaser and the Seller and each of their affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration, and Equal Employment Opportunity Commission matters.

         13.8 Satisfaction of Amounts Owed. Until the Deferred Payments have been made pursuant to Section 3.2, if Seller is determined to owe an indemnification amount pursuant to the procedures set forth in this Article XIII, then the amount due the Indemnified Party hereunder may, in addition to and not in lieu of any other rights or remedies, be recovered by (i) offsetting such amount against the Deferred Payments or (ii) offsetting such amount against amounts due under the Transition Agreement.

         13.9 Right to Dispute.

              (a) If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnification Notice or fails to notify the Indemnified Party within ten (10) business days of receiving the Indemnification Notice pursuant to Section 13.5 (the "Objection Period") that the Indemnifying Party disputes the claim described in such Indemnification Notice, the loss in the amount specified in such Indemnification Notice will be conclusively deemed a liability of the Indemnifying Party under Section 13.2,
13.3 or 13.4, as the case may be, and the Indemnifying Party shall pay the amount of such loss to the Indemnified Party on demand. If the Indemnifying Party has disputed its liability with respect to such claim within the Objection Period, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within fifteen (15) days of the Indemnifying Party disputing the claim, such dispute shall be resolved by arbitration in accordance with Section 13.9(b).

              (b) Any dispute submitted to arbitration pursuant to this Section
13.9 shall be finally and conclusively determined by arbitration conducted pursuant to the commercial arbitration rules of the American Arbitration Association in Dallas, Texas. Any decision made by the arbitrators shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. The expenses of each party to any arbitration, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the arbitrators shall be recoverable or borne as determined by the arbitrators.

              (c) In the event Seller disputes any claim for indemnification as provided in paragraph (a) above, Purchaser and Parent may not exercise their right of offset set forth herein (including Sections 3.4 and 13.8) as to such claim until such claim has been finally determined in accordance with the arbitration provisions of the preceding paragraph (b); provided, however, Purchaser and Parent shall not be obligated to pay the Deferred Payments to Seller or pay amounts due under the Transition Agreement to the extent of such disputed amounts, but shall instead pay such disputed amounts into the Joint Deposit Account (as such term is defined in the Transition Agreement) pursuant to the terms of the Transition Agreement, with such amounts to be paid out upon resolution of the dispute as provided herein or in the Transition Agreement, as applicable.

         13.10 Limitations on Losses.

               (a) In case any event shall occur that would otherwise entitle any party to assert a claim for indemnification hereunder, no Losses shall be deemed to have been sustained by such party to the extent of (i) any actual tax benefit or savings realized by such party with respect thereto (net of any tax cost attributable to the receipt of any indemnification payment hereunder) or
(ii) any proceeds (net of deductibles, taxes and collection costs) received by such party from any insurance policies maintained by or on behalf of such party with respect to losses (net of any increase in insurance premiums attributable to such recovery). The parties agree to submit a claim under any applicable insurance policies prior to or promptly following making a request for indemnification hereunder.

               (b) The sum of all Losses incurred by any party seeking indemnification must exceed, on a cumulative basis, Twenty-Five Thousand Dollars ($25,000) before such party shall be entitled to indemnification hereunder; provided, however, once such cumulative Losses exceed Twenty-Five Thousand Dollars ($25,000), such party shall be entitled to indemnification for all Losses.

               (c) Except for the representations and warranties expressly set forth herein and the Schedules hereto, no party hereto makes any representation or warranty of any kind or nature regarding the Assets, the Business or any other matter, fact or circumstance, and any and all other warranties, whether express or implied, including warranties of merchantability or fitness for a particular purpose, are hereby expressly disclaimed. Parent and the Purchaser acknowledge that they (and their authorized agents and representatives ) have conducted their own investigation and due diligence review of the Assets and the Business and have reviewed the operations, facilities, books and records of the Seller and have met with and interviewed such employees and other personnel as they deemed appropriate.

               (d) The indemnification obligations of Seller, Parent and Purchaser hereunder shall, except in the case of fraud, intentional breach, intentional misconduct, or intentional misrepresentation, constitute the sole and exclusive remedies of the parties, respectively, for the recovery of money damages with respect to the matters for which indemnification is provided hereunder; provided, that the foregoing shall not be construed as limiting in any way whatsoever any remedy other than for the recovery of money damages to which any party may be entitled.

                                  ARTICLE XIV
                                  MISCELLANEOUS

         14.1 Expenses. Except as otherwise expressly provided herein or on
Schedule 14.1, the Seller, the Parent and the Purchaser shall each pay its own expenses in connection with the preparation of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, fees of their own counsel, auditors and other experts, whether or not such transactions be consummated.

         14.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the Additional Documents constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter thereof, including, but not limited to the Letter of Intent between the Parent and the Seller dated March 21, 2001, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein. Notwithstanding the foregoing, this Agreement and the Additional Documents shall not supersede, replace, amend or modify any of the terms or provisions of the following agreements dated December 7, 1999 to which Parent and PFSweb are a party: Master Separation Agreement, Tax Indemnification and Allocation Agreement, and Initial Public Offering and Distribution Agreement (each as supplemented by the Agreement dated April 6, 2001).

         14.3 Publicity. Except as otherwise required by law, no party hereto shall issue any press release or make any public statement, in either case relating to this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties hereto to the content and manner of presentation and publication thereof, which consent shall not be unreasonably withheld or delayed. Each party hereby agrees that if the other party determines in its good faith opinion that it must make a disclosure regarding this transaction, including, but not limited to, the filing of copies of agreements or other documents with the Securities and Exchange Commission, in order to comply with applicable securities laws, that such party may make such disclosure and such party's only obligation shall be to provide a copy of such proposed disclosure to the other party prior to making such disclosure publicly and to seek confidential treatment of the portions of such agreements or documents which the other party reasonably deems appropriate.

         14.4 Successors and Assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Purchaser may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of such agreements.

         14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         14.6 Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         14.7 Use of Certain Terms. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

         14.8 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Parent, Purchaser and Seller. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         14.9 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to an officer or agent of such party, (c) sending by a nationally recognized overnight delivery service or (d) telecopying the same with electronic confirmation of receipt.

         (i)        If to Seller and/or PFSweb:

                             PFSweb, Inc.
                             500 North Central Expressway
                             Plano, TX  75074
                             Attention: Mark Layton
                             Telecopy No.:  972-881-0145

                             With copies to:

                             Wolff & Samson, P.A.
                             5 Becker Farm Road
                             Roseland, New Jersey 07068
                             Attention: Morris Bienenfeld, Esq.
                             Telecopy No.: (973) 740-1407

         (ii)       If to Purchaser and/or to Parent:

                             c/o Daisytek International
                             1025 Central Expressway South, Suite 200
                             Allen, Texas 75013
                             Attention:  Mr. John D. Kearney, Sr.
                             Telecopy Number: (972) 424-4604

                             With copies to:

                             Munsch Hardt Kopf & Harr, P.C.
                             1445 Ross Avenue, 40th Floor
                             Dallas, Texas  75202
                             Attention:  A. Michael Hainsfurther, Esq.
                             Telecopy Number:  (214) 855-7584

or at such other address or counsel as any party hereto shall specify pursuant to this Section 14.9 from time to time.

         14.10 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

         14.11 Time. Time is of the essence with respect to this Agreement.

         14.12 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         14.13 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

                  [Remainder of Page Left Intentionally Blank]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in counterparts all as of the date first above written.


                                   SELLER:

                                   PRIORITY FULFILLMENT SERVICES, INC.



                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------


                                   PFSWEB:

                                   PFSWEB, INC.



                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------


                                   PURCHASER:

                                   DAISYTEK, INC.



                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------


                                   PARENT:

                                   DAISYTEK INTERNATIONAL CORPORATION


                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------